Exhibit 99.1

Contact: Lynn Pieper Lewis

415-309-5999

ir@entellusmedical.com

ENTELLUS MEDICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

AND ISSUES 2016 FINANCIAL OUTLOOK

PLYMOUTH, MN. (February 24, 2016) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today reported its financial results for the quarter and year ended December 31, 2015.

Recent Highlights and Accomplishments

•	Achieved net revenue of $61.6 million in 2015, an increase of 26% year-over-year

•	Revenue per full quota carrying sales rep reached $775,000 on an annualized basis in the fourth quarter, reflecting strong sales in the US

•	Received 510(k) clearance for use of the XprESS Multi-Sinus Dilation System in pediatric patients, expanding the treatable patient population by an estimated 10-20%

•	Significantly broadened the Company’s product offerings with the launch of 13 products in 2015, including the recently launched MiniFESSTM Surgical Instruments and FocESSTM Sinuscopes designed to expand the number of patients who can benefit from office-based sinus procedures

•	Achieved balanced revenue growth across ENT offices and ORs – In-Office revenue represented 56% of U.S. product revenue in the fourth quarter

“We are pleased to report strong fourth quarter results. Entellus Medical had a very successful 2015 with many accomplishments as we extended our leadership position in the office setting while maintaining solid growth in the operating room,” said Robert White, President and Chief Executive Officer of Entellus Medical. “The expansion of our product portfolio along with our recently cleared pediatric indication and publication of our REMODEL randomized trial has enabled robust adoption of our XprESS product platform in 2015. We look forward to this trend continuing in 2016.”

Fourth Quarter 2015 Financial Results

Revenue for the fourth quarter increased 25% to $18.1 million from $14.5 million during the same period of the prior year. The growth in revenue was primarily attributable to strong market adoption of the Company’s XprESS family of products in both operating room and physician office-based accounts, international sales and new products.

Gross margin for the fourth quarter of 2015 was 76.0%, compared to 77.6% for the same period in 2014. Operating expenses for the fourth quarter of 2015 were $18.2 million, an increase of 52% compared to $12.0 million for the same period of the prior year. Gross margin was primarily impacted by the sale of Fiagon products in the United States and the sale of products to international distributors.

Operating expenses in the fourth quarter were slightly higher than projected due to new product introductions and higher sales commissions associated with the strong revenue performance.

Net loss for the three months ended December 31, 2015 was $5.0 million, or $0.27 per share, compared with net loss of $1.2 million, or $0.73 per share, for the three months ended December 31, 2014.

Full Year 2015 Financial Results

Revenue increased $12.8 million, or 26%, to $61.6 million during the year ended December 31, 2015, compared to $48.8 million during the year ended December 31, 2014. The growth in revenue was primarily attributable to strong market adoption of our XprESS family of products in both operating room and physician office-based accounts and new products.

Gross margin was 77.2% for the year ended December 31, 2015, compared to 78.0% for the year ended December 31, 2014. Although unit sales increased, the gross margin decreased due to product and geographic sales mix as well as increased overhead costs.

Total operating expenses were $63.4 million during the year ended December 31, 2015, an increase of 47%, compared to $43.2 million during the year ended December 31, 2014. The primary drivers of this increase were the expansion of the sales force, the launch of new products, higher sales commissions associated with strong revenue performance, increased headcount in finance and IT staff, as well as the cost of being a public company.

Net loss for the year ended December 31, 2015 was $18.3 million, or $1.06 per share, compared with net loss of $6.9 million, or $4.62 per share, for the year ended December 31, 2014.

Entellus Medical ended the fourth quarter of 2015 with $66.8 million in cash, cash equivalents, and short-term investments.

2016 Financial Outlook

Entellus Medical expects full year 2016 revenue will be in a range of $73.0 million to $77.0 million, representing annual growth of 19% to 25% and that gross margin will be in a range of 75.0% to 77.0% for 2016. Full year 2016 net loss is expected to be in a range of $21.0 million to $29.0 million.

Entellus Medical expects first quarter 2016 revenue will range from approximately $15.8 million to $16.8 million, representing same quarter growth of 17% to 24% and that gross margin will be in a range of 75.0% to 77.0% for the first quarter of 2016. First quarter net loss is expected to be in the range of $8.0 million to $10.0 million.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 38482495. To listen to a live webcast, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

A replay of the call will be available beginning February 24, 2016 at 4:30pm PT/7:30pm ET through midnight on February 25, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 38482495. The webcast will also be available on the Entellus website for one month following the completion of the call.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients. The Entellus Medical platform of products provides physicians with solutions to aid in the diagnosis and treatment of patients suffering from chronic sinusitis. Its XprESS family of products is used by ENT physicians to open narrowed or obstructed sinus drainage pathways using balloon sinus dilation. When used as a stand-alone therapy, Entellus Medical’s balloon sinus dilation products are the only devices proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery

(“FESS”). Patients treated with Entellus Medical’s products in this trial in the ENT physician’s office also experienced faster recovery, less bleeding at discharge, less use of prescription pain medication and fewer post-procedure debridements than patients receiving FESS. In addition to its XprESS line of products, Entellus Medical has recently introduced additional products designed to aid in the diagnosis, treatment and post-operative care of patients suffering from chronic sinusitis. For more information, please visit the Company’s website at www.entellusmedical.com.

Forward-Looking Statements:

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, adoption by ENT physicians of the Company’s MiniFESS family of products and FocESS Sinuscopes. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”), and in its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

Entellus Medical, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue	$18,073	$14,456	$61,570	$48,820
Cost of goods sold	4,330	3,239	14,058	10,754

Gross profit	13,743	11,217	47,512	38,066
Gross margin	76.0%	77.6%	77.2%	78.0%
Operating expenses:
Selling and marketing	12,937	8,487	44,947	32,763
Research and development	1,387	1,172	5,387	4,307
General and administrative	3,914	2,330	13,034	6,097

Total operating expenses	18,238	11,989	63,368	43,167

Loss from operations	(4,495)	(772)	(15,856)	(5,101)
Other income (expense), net	(518)	(416)	(2,444)	(1,828)

Net loss	$(5,013)	$(1,188)	$(18,300)	$(6,929)

Net loss per share, basic and diluted	$(0.27)	$(0.73)	$(1.06)	$(4.62)

Weighted average common shares used to compute net loss per share, basic and diluted	18,784	1,628	17,217	1,499

Entellus Medical, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 31,
	2015	2014
Assets
Current Assets
Cash & cash equivalents	$28,548	$3,484
Short-term investments	38,210	—
Accounts receivable, net	10,687	8,746
Inventories	3,889	2,439
Prepaid expenses and other current assets	1,691	883

Total current assets	83,025	15,552
Property and equipment, net	4,126	1,730
Other non-current assets	210	1,954

Total assets	$87,361	$19,236

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,208	$2,414
Preferred stock warrant liability	—	291
Accrued expenses	6,995	5,084

Total current liabilities	9,203	7,789
Long-term liabilities
Long-term debt	20,000	20,000
Other non-current liabilities	562	247

Total liabilities	29,765	28,036
Convertible preferred stock	—	91,554
Total stockholders’ equity (deficit)	57,596	(100,354)

Total liabilities and stockholders’ equity (deficit)	$87,361	$19,236